Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2023;
Initiates Fiscal 2024 Guidance; Raises Dividend
DALLAS (November 8, 2023) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fourth fiscal quarter and year ended September 30, 2023.

Highlights
•Earnings per diluted share was $6.10 for the year ended September 30, 2023; $0.80 per diluted share for the fourth fiscal quarter.
•Consolidated net income was $885.9 million for the year ended September 30, 2023; $118.5 million for the fourth fiscal quarter.
•Capital expenditures totaled $2.8 billion for the year ended September 30, 2023, with approximately 85 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2024 is expected to be in the range of $6.45 to $6.65 per diluted share.
•Capital expenditures are expected to approximate $2.9 billion in fiscal 2024.
•The company's Board of Directors has declared a quarterly dividend of $0.805 per common share. The indicated annual dividend for fiscal 2024 is $3.22, which represents an 8.8% increase over fiscal 2023.

"Fiscal 2023 marks the 40th anniversary of Atmos Energy as well as the 12th year of executing our proven strategy of operating safely and reliably while we modernize our natural gas distribution, transmission, and storage systems," said Kevin Akers, president and chief executive officer of Atmos Energy Corporation. "This strategy, along with our employees' continued focus on our vision to be the safest provider of natural gas service continues to benefit our customers, our communities, and position us to continue delivering annual earnings per share growth in the six to eight percent range,” Akers concluded.

Results for the Fiscal Year Ended September 30, 2023
Consolidated operating income increased $146.1 million to $1.1 billion for the year ended September 30, 2023, compared to $921.0 million in the prior year, primarily due to rate outcomes in both segments, increased weather and consumption and customer growth in our distribution segment and increased through system revenues in our pipeline and storage segment that were partially offset by increased operation and maintenance expense and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $88.1 million to $692.6 million for the year ended September 30, 2023, compared with $604.5 million in the prior year, primarily due to a net $166.4 million increase in rates, an $18.4 million increase in customer growth, including industrial load, and an $11.7 million increase in consumption, partially offset by a $65.4 million increase in depreciation and property tax expenses and a $46.7 million increase in operation and maintenance expense driven primarily by line locates and other pipeline system maintenance activities and increased administrative costs.
Pipeline and storage operating income increased $58.1 million to $374.5 million for the year ended September 30, 2023, compared with $316.4 million in the prior year. Key operating drivers for this segment include an $87.3 million increase from our GRIP filings approved in fiscal 2022 and 2023 and a $5.2 million increase in through system revenues, partially offset by a $24.5 million increase in depreciation and property tax expenses and a $7.9 million increase in operation and maintenance expense driven primarily by pipeline inspection activities and employee-related costs.
Capital expenditures increased $361.6 million to $2.8 billion for the year ended September 30, 2023, compared with $2.4 billion in the prior year, due to increased system modernization and expansion spending.
For the year ended September 30, 2023, the company generated operating cash flow of $3.5 billion, compared to $977.6 million in the prior year. The year-over-year increase primarily reflects the receipt of $2.02 billion from the Texas Natural Gas Securitization Finance Corporation in March 2023 related to gas costs incurred during Winter Storm Uri.
Our equity capitalization ratio at September 30, 2023 increased to 61.5%, from 53.6% at September 30, 2022, due to the repayment at maturity of $2.2 billion of Winter Storm Uri financing and $806.9 million in equity issuances under our forward equity agreements, partially offset by the issuance of $500 million of 5.75% senior notes and $300 million of 5.45% senior notes in October 2022. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 61.3% at September 30, 2022.

Results for the Three Months Ended September 30, 2023
Consolidated operating income increased $48.7 million to $154.1 million for the three months ended September 30, 2023, from $105.4 million in the prior-year quarter. Rate case outcomes in both segments and customer growth in our distribution segment and timing of pipeline maintenance activities were partially offset by higher depreciation and property tax expenses due to increased capital investments.

Distribution operating income increased $17.2 million to $53.9 million for the three months ended September 30, 2023, compared with $36.7 million in the prior-year quarter. The main drivers for the current quarter include a net $27.6 million increase in rates and a $3.8 million increase due to net customer growth, partially offset by a $14.8 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $31.5 million to $100.2 million for the three months ended September 30, 2023, compared with $68.7 million in the prior-year quarter. The current quarter activity is primarily attributable to a $22.7 million increase in rates, due to the GRIP filings approved in May 2022 and May 2023 and a $14.3 million decrease in operations and maintenance expense due to timing of pipeline maintenance activities, which were partially offset by a $7.5 million increase in depreciation and property tax expenses.
Conference Call to be Webcast November 9, 2023
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2023 fourth quarter financial results on Thursday, November 9, 2023, at 10:00 a.m. Eastern Time. The domestic telephone number is 888-350-3846 and the international telephone number is 646-960-0251. The conference ID is 9958104. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this release, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; failure to attract and retain a qualified workforce; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-

terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; the impact of new cybersecurity compliance requirements; adverse weather conditions; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; the impact of climate change; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; and increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, efficient and abundant natural gas to over 3.3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$4,099,690	$4,035,194
Pipeline and storage segment	785,174	693,660
Intersegment eliminations	(609,507)	(527,192)
	4,275,357	4,201,662
Purchased gas cost
Distribution segment	2,061,920	2,210,302
Pipeline and storage segment	(1,220)	(1,583)
Intersegment eliminations	(608,527)	(526,063)
	1,452,173	1,682,656
Operation and maintenance expense	764,906	710,161
Depreciation and amortization	604,327	535,655
Taxes, other than income	386,804	352,208
Operating income	1,067,147	920,982
Other non-operating income	69,775	33,737
Interest charges	137,281	102,811
Income before income taxes	999,641	851,908
Income tax expense	113,779	77,510
Net income	$885,862	$774,398

Basic net income per share	$6.10	$5.61
Diluted net income per share	$6.10	$5.60
Cash dividends per share	$2.96	$2.72
Basic weighted average shares outstanding	145,121	137,830
Diluted weighted average shares outstanding	145,166	138,096

	Year Ended September 30
Summary Net Income by Segment (000s)	2023	2022
Distribution	$580,397	$521,977
Pipeline and storage	305,465	252,421
Net income	$885,862	$774,398

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$542,987	$678,915
Pipeline and storage segment	205,896	183,583
Intersegment eliminations	(161,241)	(139,870)
	587,642	722,628
Purchased gas cost
Distribution segment	164,934	329,090
Pipeline and storage segment	(789)	1,492
Intersegment eliminations	(160,982)	(139,626)
	3,163	190,956
Operation and maintenance expense	190,125	205,374
Depreciation and amortization	159,264	140,194
Taxes, other than income	81,020	80,702
Operating income	154,070	105,402
Other non-operating income	15,008	6,559
Interest charges	31,817	27,842
Income before income taxes	137,261	84,119
Income tax expense	18,737	12,476
Net income	$118,524	$71,643

Basic net income per share	$0.80	$0.51
Diluted net income per share	$0.80	$0.51
Cash dividends per share	$0.74	$0.68
Basic weighted average shares outstanding	148,671	140,924
Diluted weighted average shares outstanding	148,672	141,220

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2023	2022
Distribution	$37,816	$16,154
Pipeline and storage	80,708	55,489
Net income	$118,524	$71,643

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2023	2022
Net property, plant and equipment	$19,606,583	$17,240,239
Cash and cash equivalents	15,404	51,554
Restricted cash and cash equivalents	3,844	—
Cash and cash equivalents and restricted cash and cash equivalents	19,248	51,554
Accounts receivable, net	328,654	363,708
Gas stored underground	245,830	357,941
Other current assets	292,036	2,274,490
Total current assets	885,768	3,047,693
Securitized intangible asset, net	92,202	—
Goodwill	731,257	731,257
Deferred charges and other assets	1,201,158	1,173,800
	$22,516,968	$22,192,989

Shareholders' equity	$10,870,064	$9,419,091
Long-term debt, net	6,554,133	5,760,647
Securitized long-term debt	85,078	—
Total capitalization	17,509,275	15,179,738
Accounts payable and accrued liabilities	336,083	496,019
Other current liabilities	763,086	720,157
Short-term debt	241,933	184,967
Current maturities of long-term debt	1,568	2,201,457
Current maturities of securitized long-term debt	9,922	—
Total current liabilities	1,352,592	3,602,600
Deferred income taxes	2,304,974	1,999,505
Regulatory excess deferred taxes	253,212	385,213
Deferred credits and other liabilities	1,096,915	1,025,933
	$22,516,968	$22,192,989

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2023	2022
Cash flows from operating activities
Net income	$885,862	$774,398
Depreciation and amortization	604,327	535,655
Deferred income taxes	108,215	53,651
Other	(50,793)	(22,356)
Change in Winter Storm Uri current regulatory asset	2,021,889	—
Changes in other assets and liabilities	(109,757)	(363,764)
Net cash provided by operating activities	3,459,743	977,584
Cash flows from investing activities
Capital expenditures	(2,805,973)	(2,444,420)
Debt and equity securities activities, net	(8,315)	4,173
Other, net	19,008	10,289
Net cash used in investing activities	(2,795,280)	(2,429,958)
Cash flows from financing activities
Net increase in short-term debt	56,966	184,967
Proceeds from issuance of long-term debt, net of premium/discount	797,258	798,802
Proceeds from issuance of securitized debt by AEK	95,000	—
Net proceeds from equity issuances	806,949	776,805
Issuance of common stock through stock purchase and employee retirement plans	15,395	15,403
Settlement of interest rate swaps	171,145	197,073
Proceeds from term loan	2,020,000	—
Repayment of term loan	(2,020,000)	—
Repayment of long-term debt	(2,200,000)	(200,000)
Cash dividends paid	(430,345)	(375,914)
Debt issuance costs	(7,864)	(8,196)
Securitized debt issuance costs	(1,273)	—
Other	—	(1,735)
Net cash provided by (used in) financing activities	(696,769)	1,387,205
Net decrease in cash and cash equivalents and restricted cash and cash equivalents	(32,306)	(65,169)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	51,554	116,723
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$19,248	$51,554

	Three Months Ended September 30		Year Ended September 30
Statistics	2023	2022	2023	2022
Consolidated distribution throughput (MMcf as metered)	65,853	68,221	442,911	444,975
Consolidated pipeline and storage transportation volumes (MMcf)	195,493	168,604	635,508	580,488
Distribution meters in service	3,486,384	3,442,224	3,486,384	3,442,224
Distribution average cost of gas	$5.39	$9.26	$7.11	$7.56
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